FOR IMMEDIATE RELEASE

CORE LAB REPORTS FULL YEAR & FOURTH QUARTER 2015 RESULTS:

•	FOURTH-QUARTER REVENUE OF $182.7 MILLION DECREASED 7% SEQUENTIALLY

•	FOURTH-QUARTER EPS OF $0.65, EXCLUDING ITEMS

•	FOURTH-QUARTER SEVERANCE AND OTHER CHARGES TOTALED $0.29 PER SHARE

•	FULL-YEAR FREE CASH FLOW OF $196.3 MILLION, REPRESENTED MORE THAN 144% OF NET INCOME, EX-ITEMS, AND MORE THAN 24% OF REVENUE - LEADING INDUSTRY

•	YEAR-END SHARE COUNT REDUCED TO NEW 18-YEAR LOW

•	FIRST QUARTER 2016 CASH DIVIDEND OF $0.55 PER SHARE ANNOUNCED

AMSTERDAM (27 January 2016) - Core Laboratories N.V. (NYSE: "CLB US") (Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported fourth quarter 2015 earnings per diluted share (“EPS”) of $0.65, excluding certain charges for severance and impairments among others (“ex-items”) referenced in the non-GAAP reconciliation included in this release. Fourth quarter 2015 revenue totaled $182,700,000, down 7% sequentially from third quarter 2015 levels while full-year 2015 revenue was down 27%. By comparison, U.S. land rig count was down 16% on a sequential quarterly basis and down over 60% on a year-over-year quarterly basis. International activity levels also decreased on a sequential quarterly basis in the fourth quarter of 2015. Ex-items, net income for the quarter was $27,700,000, while operating income was $39,500,000, yielding operating margins of 22%, the highest of major oilfield services companies reporting fourth quarter 2015 results to date.

Free cash flow ("FCF") for the fourth quarter 2015, defined as cash from operations less capital expenditures, was $44,800,000, exceeding quarterly net income for the fifth consecutive quarter and resulting in a FCF total that exceeded 144% of net income, ex-items, in 2015, leading the industry. In 2015, Core converted over 24% of every revenue dollar into FCF, the highest of all major oilfield companies that have reported fourth quarter 2015 results. Core’s ability to generate free cash in the current oilfield environment is unmatched in the oilfield services industry and gives the Company an unrivaled ability to capitalize on a variety of significant business opportunities. In the quarter, Core used the cash to pay approximately $23,300,000 in dividends and to repurchase 132,918 shares for approximately $15,300,000, reducing Core’s outstanding share count to an 18-year low. In September 2015, Core celebrated its 20th year as a publicly traded company and now, in 2016, will celebrate its 80th anniversary.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest in its oilfield services Comp Group. Moreover, the Company has the highest ROIC to Weighted Average Cost of Capital ("WACC") ratio in its Comp Group.

The Company continues to anticipate a “V-shaped” worldwide activity recovery in 2016 with upticks starting in the third quarter. Global demand for hydrocarbon-based energy continues to improve, while worldwide crude oil supply peaked in the second half of 2015, beginning a decline that Core believes will continue through all of 2016. The Company currently believes that U.S. land production peaked in March 2015 and has fallen since then by over 600,000 barrels of oil per day (“bopd”), some of which was offset by new additions to production in the Gulf of Mexico (“GOM”) as a result of recent field developments coming on-line in 2015. Given the current, depressed commodity prices, Core believes further new additions to production in the GOM will not be sustainable. Based on currently available worldwide crude oil production data, coupled with internal Core Lab data, Core has increased its estimate of the net worldwide annual crude oil production decline curve rate to 3.1% from 2.5%. This additional 60 basis points decline is predicated on sharper decline curve rates for tight-oil reservoirs and the significant decline in maintenance capital expenditures for the existing crude oil production base.

At current U.S. activity levels, Core predicts 2016 crude oil production to be lower year-over-year; perhaps falling by over 900,000 bopd in 2016. This, coupled with the continuing decline in international production and the continuing increase in global energy consumption, should create a tight crude oil supply market for the second half of 2016, which should lead to increased crude prices and industry activity levels worldwide.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results are presented ex-items as referenced in the non-GAAP reconciliation.

Reservoir Description

Reservoir Description operations, which focus primarily on international markets and an increasing number of reservoir fluid phase-behavior projects, posted fourth quarter 2015 revenue of $114,800,000, down less than 3% on a sequential quarterly basis from third quarter 2015 revenue levels. Operating income was $28,600,000, and operating margins were 24.9%. Fourth quarter revenue and operating margins were underpinned by the Company's differentiated technological superiority of service offerings -- in particular for projects in the Middle East and Asia Pacific regions. Technologically driven projects in the deepwater GOM also were additive to fourth quarter results.

Reservoir Description operating results exhibited similar relative strength during the 2009 downturn, indicating the mission-critical nature and value of the cutting-edge technologies delivered by Core compared with lower-technology, commodity-related offerings, such as pressure pumping and international land drilling and exploration services.

Core Lab continues to expand the scope and extent of its Digital Rock Characterization (“DRC”) services. After its successful introduction in the U.S., Middle East, and South America, with broad client acceptance, Core has now added DRC to its portfolio of service offerings in Canada. This new technology will allow Canadian operators to quickly investigate caprock integrity on cores from Alberta’s vast subsurface oil sands deposits, where cyclic steam stimulation and steam-assisted-gravity-drainage (“SAGD”) processes are utilized to optimize heavy hydrocarbon recovery. Caprock competency is essential for efficiency, productivity, safety, and environmental compliance during these enhanced oil recovery (“EOR”) operations, and it is especially critical in lower-priced energy environments.

In addition to evaluating overall core characteristics, Core’s new DRC technology will enable operators to quickly select competent and representative samples for traditional rock mechanics analyses and derive data that are crucial for accurate modeling of stress and strain profiles and optimization of steam injection parameters. In addition, DRC services will allow Core’s Canadian clients to utilize our extensive rock-properties-based proprietary algorithms to establish petrophysical properties from computer tomography, microcomputer tomography, and other imaging techniques on both conventional and unconventional reservoirs.

Offshore South America, a large international oil company has commenced an extensive coring program to evaluate reservoir properties on a potentially giant field discovery. Core Lab has been working with this client since the inception of the evaluation drilling. Initially, lab measurements will be used to define rock properties, determine reservoir fluid saturations, and measure flow properties. These will form the foundation for calculating hydrocarbon volume-in-place and the production potential of the various reservoir zones. In addition, Core’s geologic staff will help the client understand detailed rock properties and reservoir heterogeneities. This program should continue to unfold as wells are planned, and core and fluid samples acquired, over the next several years. As the lab analytical program proceeds, Core will conduct reservoir condition testing that will be used to calibrate downhole logs and provide the physical basis for modeling reservoir performance.

In the deepwater GOM, another large, international oil company continues to evaluate core and fluid samples from wells drilled during the fourth quarter 2015 and into 2016. Core is delivering proprietary core and fluid analysis technologies that are essential to proper evaluation of the intense reservoir temperature and pressure conditions encountered in these ultra-deep wells.

In the Middle East, Core Laboratories continues to support its clients through newly commissioned multi-year projects in Qatar, Iraq, and the United Arab Emirates. These complement Core’s existing long-term projects in other countries in the region.

In the fourth quarter, the Company continued to expand its capabilities through capital investment in flow testing at in situ reservoir temperatures and pressures. Proprietary equipment designed and manufactured by Core will determine relative permeability relationships and will be used to optimize the design of EOR programs. Core is expanding its capacity for advanced rock properties testing to help its national oil company clients increase recovery from their currently producing reservoirs. In this capital-constrained environment, cost effectively extracting incremental hydrocarbons can only be achieved through an advanced understanding of reservoir rock and fluid phase behavior characteristics. In collaboration with its clients, Core Laboratories leverages its expertise, experience, and proprietary instruments to evaluate reservoir fluid properties and simulate complex flow behavior at full reservoir conditions.

Production Enhancement

Production Enhancement operations, largely focused on North American unconventional reservoirs and deepwater completions and stimulations, continued to be impacted by the difficult operating environment in North America as onshore fourth quarter rig count fell more than 16% sequentially from third quarter levels. Production Enhancement’s fourth quarter 2015 revenue fell approximately 13% on a sequential quarterly basis to $56,600,000, while operating income was $7,300,000, and operating margins were 13.0%.

During the quarter, Production Enhancement operations performed services in the ongoing Wolfcamp Hydraulic Fracturing Test Site Program joint-industry project. This project is being managed by the Gas Technology Institute, with significant funding from the Department of Energy. Core is providing all of the completion diagnostic services, permanent downhole sensors, and core analyses for this project. Ultimately, the data from this project will help answer many technical questions about stimulation and development optimization that can be applied to various shale plays.

Core continued to provide completion diagnostic services in several of the major GOM deepwater fields in the fourth quarter, including the Lower Tertiary play in the Walker Ridge area, the deepwater Keathley Canyon area, and three Mississippi Canyon fields. Core’s completion diagnostics helped prove the efficacy of a new single-trip, multi-zone stimulation technology that enabled the operator to cut the completion time by 18 to 20 hours per zone, resulting in major savings in rig time. Once again, Core is playing a significant role in addressing the technological challenges of the deepwater GOM.

One of the benefits for Core during the current downturn in North America completions is the willingness of its clients to evaluate technologies for wellsite efficiency and production enhancement. Production

Enhancement operations are gaining traction with numerous patented and proprietary products supported by applied science and testing. In one example in the fourth quarter, an Eagle Ford operator completed a multi-stage well utilizing Core’s PerFRAC-HERO® charges on numerous stages versus an alternate charge on other stages. The operator noted that during frac operations, the intervals perforated with PerFRAC-HERO charges “broke down the formation at significantly lower frac pumping pressures”.

Applying the Bernoulli principle to the drawdown pressure across an individual perforation, Core’s engineers have optimized the uniformity of the hole diameter around the production casing, thereby reducing friction pressure and lowering the hydraulic horsepower required for formation breakdown by more than 30% in some cases. Lower horsepower requirements reduce the pumping cost, and more uniform hole size facilitates consistent proppant placement throughout each perf cluster, contributing to enhanced fracture treatment. Since its introduction in the second quarter of 2015, PerFRAC-HERO technology has gained rapid acceptance. Over 300,000 PerFRAC-HERO charges were used in the fourth quarter by customers throughout North America.

Outside North America, Core Lab’s global footprint and operational support provided perforating charges and gun systems to numerous international and national oil companies in over sixty countries. When clients want to increase production through optimized perforation of natural, non-fractured completions, Core Lab’s HERO-HRTM line of charges and gun systems designed to perform in hard rock environments provides industry-leading penetration, while Core’s patented high wolfram-molybdenum technology minimizes debris. This combination of high-penetration and low-debris performance has resulted in increased customer usage, with Core's API certified industry-leading, deepest-penetrating (69.3-inch), 39-gram HERO®-HR charge having its greatest usage ever.

Reservoir Management

Reservoir Management operations posted fourth quarter 2015 revenues of $11,400,000 and operating income of $3,700,000 yielding operating margins of 32.2%. Revenues, operating income, and margins were lower on a sequential quarterly basis for the reasons discussed last quarter as client year-end budgets neared exhaustion and highly discretionary purchases of Reservoir Management’s joint-industry projects were lower than third quarter 2015 levels.

In spite of the volatility in the oil industry during the fourth quarter of 2015, Core Lab was able to maintain a steady, albeit lower, stream of sales for its geological studies. Much of this activity is still driven by private-equity-backed companies that are using the studies as databases to expedite the evaluation process and minimize the risk associated with acquiring new assets and acreage positions.

Core Lab has developed new products that add value for its clients by re-examining and analyzing existing cores. The objective of this new work is to optimize completion practices and implement more efficient and more effective hydraulic fracture stimulations by integrating new geological and engineering data. The most active region for this work is in the Permian Basin of West Texas. Outside of North America, the regions of West Africa and the east coast of South America continue to be the focus of potential development activity. Recent offshore discoveries in Senegal, Guyana, Cote d’Ivoire, and the Ceara Basin of Brazil have renewed interest in these areas. Core Lab is actively working on new geological studies in these areas or has recently completed studies that are available to companies with existing acreage or who are evaluating entry to these areas.

These studies provide basin-wide geological models that operating companies are unable to create themselves because they cannot access the regional data available to Core Lab. They use these models to better understand the geology of their leases, which significantly reduces their risk of drilling very expensive, deepwater dry holes.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the fourth quarter of 2015, Core generated $49,300,000 of cash from operating activities and had capital expenditures of $4,500,000, yielding $44,800,000 in FCF. For all of 2015, Core generated $196,300,000 in FCF, as Core converted more than 24% of every revenue dollar into FCF. This level of FCF was more than 144% of net income, ex-items, for all of 2015, demonstrating Core’s continued focus on managing its working capital and items it can control in the marketplace. The Company anticipates that its 2016 capital expenditure program will be less than the $22.8 million expended in 2015; however, if oilfield activities pick up, Core has the ability to increase its investments in support of these strengthening activities.

Core's FCF in the fourth quarter of 2015 was used to pay $23,300,000 in cash dividends and to repurchase 132,918 shares for $15,300,000. Core's outstanding diluted share count of 42,485,000 stands at its lowest level in 18 years. In all, Core has reduced its diluted share count by almost 50%, or 41,400,000 shares, and has returned over $2.27 billion to its shareholders -- over $53 per diluted share -- through diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 14 years ago.

On 13 October 2015, the Company’s Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 24 November 2015 to shareholders of record on 23 October 2015. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 11 January 2016, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the first quarter of 2016. The first quarter cash dividend will be payable 19 February 2016 to shareholders of record on 22 January 2016. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a ROIC in the top decile of the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs in the highest ROIC decile among its Comp Group. According to the latest financial information from Bloomberg, Core's ROIC is the highest of any of the oilfield service companies listed in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, CARBO Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others.

Several of Core's peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value by significantly overpaying for acquisitions for perceived revenue growth. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group. Core will update its ROIC compared with the oilfield services sector for the fourth quarter of 2015 in its first quarter 2016 earnings release.

Industry Outlook and First Quarter 2016 Revenue and EPS Guidance

The balancing of worldwide crude oil markets continues, as evidenced by the continued sharp decline in U.S. onshore production during the second half of 2015. Further, the International Energy Agency estimated that worldwide demand increased in 2015 by 1,700,000 bopd and will increase a further 1,200,000 bopd in 2016 in response to low commodity prices. Core believes tighter crude markets will prevail in the second half of 2016, which, in turn, will lead to higher energy prices and increased demand for Core's unique technology-related services and products.

U.S. land-based crude oil production peaked in March 2015, and Core believes that production has decreased from that peak by 600,000 bopd, as compared to the Company's prior estimate of 500,000 bopd. Adding support to this view, Bakken production has clearly peaked, while Eagle Ford production began to decline early in 2015. Core Lab’s current estimated net decline curve rate for total U.S. production is 7.8%, owing to the concentration of U.S. production coming from high-decline-rate unconventional reservoirs, more than twice Core's new estimated net worldwide crude oil production decline curve rate of 3.1%. The current U.S. net production decline curve rate would even be greater if not for unsustainable production gains from the GOM late in 2015. In addition to second half 2015 production declines in North America, including Mexico, 2015 international production declines occurred in Asia-Pacific, South America, and Africa.

In 2016, at current activity levels in North America, year-over-year production declines of over 900,000 bopd are expected in Canada and the U.S., while international production levels are expected to continue to decline modestly. The Company believes that recent downward production revisions in Mexico and offshore eastern South America confirm these views, and that should precipitate higher commodity prices and the beginning of a recovery in Core's business in the second half of 2016.

In spite of the Company's view of a recovery in the second half of 2016, for the first quarter of 2016, Core projects further industry activity declines in North America tight-oil plays as the U.S. rig count is already down from year-end 2015 levels by approximately 10%. Oil company 2016 operating budgets are still uncertain, which will force the North American rig count to further contract; additionally, the international activity is projected to be down in the first half of 2016. In response to these lower industry activity levels, Core continues to reduce its internal operating costs through further automation of service and product offerings, multi-skilling programs, asset rationalizations, and employee reductions. The Company will continue to right-size operations until energy markets balance and will then respond to lower supplies and higher demand.

Core believes the sequential impact to its Reservoir Description segment's revenue will be reflective of the lower international activity expected in 2016, perhaps causing its revenue to decline approximately 7% in the first quarter of 2016 compared to the fourth quarter of 2015. Core's Production Enhancement segment will also be impacted as a result of the continuing slowdown in North America causing its revenue to fall sequentially by approximately 9%. Core Lab's Reservoir Management segment's revenue is expected to decline 25% sequentially given the discretionary nature of their joint industry projects.

Therefore, on a consolidated basis, Core projects first quarter 2016 revenue to fall sequentially approximately 10% to $164,000,000, with operating income falling to approximately $26,000,000 to $28,000,000. Sequential quarterly decremental margins are expected to be approximately 65% as a result of continuing steps being taken to optimize the Company's operational structure to match the global needs of our clients. First quarter 2016 EPS is projected to be approximately $0.41 to $0.43.

Because of the Company's working capital management programs, its FCF is projected to exceed net income for the sixth consecutive quarter as well as the amount of its dividend, providing liquidity for Core’s future quarterly dividend payments and the opportunistic continuation of the Company’s stock repurchase program. Moreover, the Company's $400 million bank credit facility remains available as the Company continues to be, and expects to be going forward, in full compliance with the terms and conditions of the facility.

For the remainder of 2016, Core envisions a return to more typical seasonal business patterns with activity increasing after spring break-up in Canada in the second quarter with sequential quarterly improvements through the end of 2016.

All operational guidance excludes any foreign currency translations, shares repurchased other than those already disclosed, any further severance and other charges, and assumes an effective tax rate of 22.5%.

Earnings Call Scheduled and New Investor Relations App

The Company has scheduled a conference call to discuss Core's fourth quarter 2015 earnings announcement. The call will begin at 7:30 a.m. CST / 2:30 p.m. CET on Thursday, 28 January 2016.
To listen to the call, please go to Core's website at www.corelab.com.

An Investor Relations App is now available for download from the Apple and Google app stores under the name Core Laboratories IR.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2014 Form 10-K filed on 17 February 2015, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark, CFO: + 1 713 328 2101
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	31 Dec 2015	30 Sep 2015	31 Dec 2014	vs Q3-15	vs Q4-14
REVENUE	$182,723	$197,265	$278,622	(7.4)%	(34.4)%

OPERATING EXPENSES:
Costs of services and sales	124,709	129,050	168,517	(3.4)%	(26.0)%
General and administrative expenses	12,266	12,155	11,672	0.9%	5.1%
Depreciation and amortization	7,051	6,910	6,900	2.0%	2.2%
Other (income) expense, net	(798)	2,332	1,084	NM	NM
Severance and other charges	15,853	—	—	NM	NM
Total operating expenses	159,081	150,447	188,173	5.7%	(15.5)%

OPERATING INCOME	23,642	46,818	90,449	(49.5)%	(73.9)%
Interest expense	3,390	3,471	2,882	(2.3)%	17.6%
Income before income tax expense	20,252	43,347	87,567	(53.3)%	(76.9)%
Income tax expense	4,658	9,753	20,841	(52.2)%	(77.6)%
Net income	15,594	33,594	66,726	(53.6)%	(76.6)%
Net income attributable to non-controlling interest	176	190	537	NM	NM
Net income attributable to Core Laboratories N.V.	$15,418	$33,404	$66,189	(53.8)%	(76.7)%

Diluted Earnings Per Share:	$0.36	$0.78	$1.51	(53.8)%	(76.2)%

Weighted Avg Diluted Common Shares Outstanding	42,518	42,685	43,927	(0.4)%	(3.2)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Twelve months ended		% Variance
	31 Dec 2015	31 Dec 2014	vs 2014

REVENUE	$797,520	$1,085,222	(26.5)%

OPERATING EXPENSES:
Costs of services and sales	532,652	665,271	(19.9)%
General and administrative expenses	49,729	45,655	8.9%
Depreciation and amortization	27,457	26,696	2.9%
Other (income) expense, net	3,669	1,069	NM
Severance and other charges	22,943	—	NM

OPERATING INCOME	161,070	346,531	(53.5)%
Interest expense	12,380	10,600	16.8%

INCOME BEFORE INCOME TAX EXPENSE	148,690	335,931	(55.7)%
INCOME TAX EXPENSE	33,758	77,305	(56.3)%
NET INCOME	114,932	258,626	(55.6)%
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	85	1,141	(92.6)%
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$114,847	$257,485	(55.4)%

Diluted Earnings Per Share:	$2.68	$5.77	(53.6)%

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	42,908	44,600	(3.8)%

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CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

			% Variance
ASSETS:	31 Dec 2015	31 Dec 2014	vs 2014

Cash and Cash Equivalents	$22,494	$23,350	(3.7)%
Accounts Receivable, net	145,689	197,163	(26.1)%
Inventory	40,906	43,371	(5.7)%
Other Current Assets	29,458	37,936	(22.3)%
Total Current Assets	238,547	301,820	(21.0)%

Property, Plant and Equipment, net	143,211	149,014	(3.9)%
Intangibles, Goodwill and Other Long Term Assets, net	243,500	222,491	9.4%
Total Assets	$625,258	$673,325	(7.1)%

LIABILITIES AND EQUITY:

Accounts Payable	$33,474	$47,084	(28.9)%
Other Current Liabilities	87,284	84,782	3.0%
Total Current Liabilities	120,758	131,866	(8.4)%

Long-Term Debt & Lease Obligations	430,987	353,672	21.9%
Other Long-Term Liabilities	97,212	93,794	3.6%

Total Equity	(23,699)	93,993	NM
Total Liabilities and Equity	$625,258	$673,325	(7.1)%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended	Twelve Months Ended
	31 Dec 2015	31 Dec 2015
CASH FLOWS FROM OPERATING ACTIVITIES	$49,330	$219,100

CASH FLOWS FROM INVESTING ACTIVITIES	(5,035)	(39,654)

CASH FLOWS FROM FINANCING ACTIVITIES	(40,262)	(180,302)

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,033	(856)
CASH AND CASH EQUIVALENTS, beginning of period	18,461	23,350
CASH AND CASH EQUIVALENTS, end of period	$22,494	$22,494

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Net Income, Operating Income and Earnings Per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	31 December 2015			31 December 2015
	Operating Income	Net Income	Earnings Per Diluted Share	Net Income
GAAP reported	$23,642	$15,418	$0.36	$114,847
Asset impairment and facility exit costs	4,871	3,751	0.09	4,275
Severance, compensation and other charges	10,982	8,456	0.20	13,460
Foreign exchange losses	53	41	—	3,483
Excluding specific items	$39,548	$27,666	$0.65	$136,065

Segment Information
(amounts in thousands)
(Unaudited)

	Three Months Ended 31 December 2015
	Reservoir Description	Production Enhancement	Reservoir Management	Corporate and Other
Operating income	$21,220	$(639)	$3,541	$(480)
Asset impairment and facility exit costs	—	4,871	—	—
Severance, compensation and other charges	7,863	3,003	116	—
Foreign exchange losses	(475)	103	13	412
Operating income excluding specific items	$28,608	$7,338	$3,670	$(68)

	Three Months Ended						% Variance
	31 Dec 2015		30 Sep 2015		31 Dec 2014		vs Q3-15	vs Q4-14
Revenue:
Reservoir Description	$114,759		$117,943		$131,749		(2.7)%	(12.9)%
Production Enhancement	56,572		64,918		124,143		(12.9)%	(54.4)%
Reservoir Management	11,392		14,404		22,730		(20.9)%	(49.9)%
Total	$182,723		$197,265		$278,622		(7.4)%	(34.4)%

Operating income & margin, ex-items:
Reservoir Description	$28,608	24.9%	$32,007	27.1%	$37,344	28.3%	(10.6)%	(23.4)%
Production Enhancement	7,338	13.0%	12,545	19.3%	45,672	36.8%	(41.5)%	(83.9)%
Reservoir Management	3,670	32.2%	4,845	33.6%	9,556	42.0%	(24.3)%	(61.6)%
Corporate and other	(68)		31		(47)		NM	NM
Total	$39,548	21.6%	$49,428	25.1%	$92,525	33.2%	(20.0)%	(57.3)%

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Twelve Months Ended
	31 Dec 2015	31 Dec 2015
Net cash provided by operating activities	$49,330	$219,100
Capital expenditures	(4,521)	(22,797)
Free cash flow	$44,809	$196,303

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